Exhibit 10.12

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is being executed and delivered as of July 19, 2023 by Bradley Searle (the “Executive”) and Colombier Acquisition Corp., a Delaware corporation (including any successor entity thereto, the “Purchaser”) in favor of and for the benefit of the Purchaser, PSQ Holdings, Inc., a Delaware corporation, and each of the Purchaser’s and/or the Company’s respective present and future Affiliates, successors and direct and indirect subsidiaries of (collectively with the Purchaser and the Company, the “Covered Parties”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below). References herein to the “Company” before the consummation of the Merger will be to PSQ Holdings, Inc. and, after the consummation of the Merger, to Purchaser and the former PSQ Holdings, Inc., then to be known as PublicSq. Inc.

WHEREAS, on February 27, 2023, (i) the Purchaser, (ii) Colombier-Liberty Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Colombier Sponsor LLC, a Delaware limited liability company, and (iv) the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

WHEREAS, the Company, directly and indirectly through its subsidiaries, operates an online platform dedicated to empowering like-minded, patriotic Americans to discover and support companies that share their values (the “Business”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company and its subsidiaries, the Purchaser has required, as a condition to employment, that the Executive enter into this Agreement;

WHEREAS, the Executive is entering into this Agreement to satisfy the conditions to enter into employment with the Purchaser; and

WHEREAS, the Executive is an executive of the Company and has contributed to the value of the Company and its subsidiaries and has obtained extensive and valuable knowledge and confidential information concerning the Business of the Company and its subsidiaries.

NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions and for other good and valuable consideration, including becoming employed by the Purchaser and the eligibility for grants of restricted stock units with respect to the Purchaser, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby agrees as follows:

1.	Restriction on Competition.

(a)	Restriction. The Executive hereby agrees that while employed and until the first anniversary of the date on which he ceases for any reason to be employed by the Company and its Affiliates (the “Restricted Period”) the Executive will not, and will cause his Affiliates not to, directly or indirectly, without the prior written consent of the Company (which may be withheld in its sole discretion), anywhere in the United States or in any other markets in which the Covered Parties are engaging, or are actively contemplating becoming engaged, in the Business during the Executive’s employment (the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, contractor, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). Notwithstanding the foregoing, the Executive and his Affiliates shall not be prohibited from (i) directly or indirectly, owning solely as a passive investment not in excess of two percent (2%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national exchange or quoted on the Nasdaq or New York Stock Exchange, regardless of whether or not such corporation is a Competitor; (ii) owning a passive equity interest in a diversified private or public debt or equity investment fund (including hedge and mutual funds) in which the Executive does not have the ability to control or exercise any managerial influence over such fund; (iii) working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Executive does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor; (iv) being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements, or (v) engaging in any activity consented to in writing by the Covered Parties; provided that in all such instances, the Executive continues to abide by all confidentiality obligations in favor of the Covered Parties and their Affiliates under all agreements containing such confidentiality obligations (“Permitted Ownership”).

(b)	Acknowledgment. The Executive acknowledges and agrees, based upon the advice of legal counsel and/or on the Executive’s own education, experience and training, that (i) the Executive possesses knowledge of the trade secrets and confidential information of the Company and its subsidiaries and the Business, (ii) the Executive’s execution of this Agreement is a material inducement to the Purchaser and the Company to consummate the Transactions and to realize the goodwill of the Company and its subsidiaries, for and after which the Executive and/or his Affiliates will receive a substantial direct or indirect financial benefit that the Executive agrees constitutes adequate consideration for entering into this Agreement, and that the Purchaser and the Company would not have entered into the Merger Agreement or consummated the Transactions but for the expectations of the Executive’s agreements set forth in this Agreement; (iii) it would impair the goodwill of the Company and its subsidiaries and reduce the value of the assets of the Company and its subsidiaries and could cause serious and irreparable injury if the Executive were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Executive and his Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Ownership, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration and do not impose an undue hardship on the Executive and will not prevent the Executive from earning a living, (viii) the consideration provided to the Executive under this Agreement and the Merger Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2.	No Solicitation; No Disparagement.

(a)	No Solicitation of Employees and Consultants. The Executive agrees that, during the Restricted Period, the Executive and his Affiliates will not, without the prior written consent of the Purchaser (which may, other than as contemplated by the following Section 2(a)(i), be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Executive’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Personnel (as defined below), provided that with respect to this Section 2(a)(i), the Purchaser’s consent shall not be unreasonably withheld; (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Executive and his Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicit an offer of employment from the Executive or his Affiliate (or other Person whom any of them is acting on behalf of) by responding to a general advertisement or solicitation program conducted by or on behalf of the Executive or his Affiliate (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant or independent contractor of the Covered Parties, as of such date of the relevant act prohibited by this Section 2(a) or during the three (3)-month period preceding such date. The terms “consultant” and “independent contractor” do not include Persons who are actively providing services in their field to other companies, such as accounting or law firms.

(b)	Non-Solicitation of Customers and Suppliers. The Executive agrees that, during the Restricted Period, the Executive and his Affiliates will not, directly or indirectly, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), individually or on behalf of any other Person or entity (other than, if applicable, a Covered Party in the performance of the Executive’s duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent or other service provider of a Covered Party at the time of such interference or disruption, for a purpose competitive with a Covered Party as it relates to the Business. For purposes of this Agreement, a “Covered Customer” shall mean any Person or entity who is or was an actual customer, contractor or client (or prospective customer, contractor or client with whom a Covered Party actively marketed or made or taken specific action to make a proposal) of a Covered Party, as of the Closing Date or during the one (1) year period immediately preceding the date of the relevant act prohibited by this Section 2(b).

(c)	Non-Disparagement. The Executive agrees that from and after the Closing until the two (2) year anniversary of the end of the Restricted Period, the Executive and his Affiliates will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of one or more Covered Parties or their respective management, officers, employees, independent contractors or consultants. Notwithstanding the foregoing, subject to the terms of the Inventions and Non-Disclosure Agreement entered into by the Executive with the Company (the “NDA”), the provisions of this Section 2(c) shall not restrict the Executive or his Affiliates from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action by the Executive or his Affiliate against any Covered Party under this Agreement, the Merger Agreement or any other Ancillary Document that is asserted by the Executive or his Affiliate in good faith. Disparaging, deleterious, or damaging statements made by the Executive in the ordinary course during his or her employment that are made in the good faith performance of his or her duties for the Covered Parties are excluded from this Section 2(c). For the avoidance of doubt, nothing in this Agreement prohibits the Executive from communicating in good faith with a government agency, regulator or legal authority concerning any possible violations of federal or state or other law or regulation (provided that the Executive is not authorized to waive attorney/client communications in doing so).

3.	Representations and Warranties. The Executive hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement, that: (a) the Executive has full power and capacity to execute and deliver, and to perform all of the Executive’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Executive’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Executive is a party or otherwise bound. By entering into this Agreement, the Executive certifies and acknowledges that the Executive has carefully read all of the provisions of this Agreement, and that the Executive voluntarily and knowingly enters into this Agreement.

4.	Remedies. The covenants and undertakings of the Executive contained in this Agreement relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Covered Parties, the amount of which may be impossible to estimate or determine and that cannot be adequately compensated. The Executive agrees that, in the event of any breach or threatened breach by the Executive of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Merger Agreement or the other Ancillary Documents that may be available to the Covered Parties, including monetary damages), and a court of competent jurisdiction may award an injunction, restraining order or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of proving actual damages or that monetary damages would be insufficient or posting bond or security, which the Executive expressly waives. The Executive hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Executive) under or in connection with the Merger Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

5.	Survival of Obligations. The expiration of the Restricted Period will not relieve the Executive of any obligation or liability arising from any breach by the Executive of this Agreement during the Restricted Period. The Executive further agrees that the time period during which the covenants contained in Section 1 and Section 2 of this Agreement will be effective will be computed by excluding from such computation any time during which the Executive is in violation of any provision of such Sections.

6.	Miscellaneous.

(a)	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company to:

PSQ Holdings, Inc.
516 S. Dixie Highway PMB 191
West Palm Beach, FL 33401

Attn: Michael Seifert
Email: michael@publicsq.com

If to the Executive, to:

The most recent address reflected on the Company’s personnel records.

(b)	Integration and Non-Exclusivity. This Agreement, the Merger Agreement, the Employment Agreement, the NDA, and the other Ancillary Documents contain the entire agreement between the Executive and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Executive and his Affiliates, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Merger Agreement and any other written agreement between the Executive or his Affiliate and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights or remedies of the Executive or the Covered Parties under this Agreement, nor will any breach of the Merger Agreement or any other agreement between the Executive or his Affiliate and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties under this Agreement. If any term or condition of any other agreement between the Executive or his Affiliate and any of the Covered Parties, including specifically the Non-Compete and Non-Solicitation Agreement entered into by the Executive and the Company to be effective as of the consummation of the Merger (the “Sale-Based Restrictive Covenants Agreement”) conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Executive or his Affiliate, as applicable.

(c)	Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. The Executive and the Covered Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Executive will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d)	Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Executive and the Company (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e)	Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Florida without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of Florida (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(a). Nothing in this Section 6(e) shall affect the right of any party to serve legal process in any other manner permitted by Law. The Executive is entering into this Agreement with the understanding that he and the party hereto will have relocated to the State of Florida in connection with and shortly after the Closing and is therefore waiving any rights to have the Agreement considered under California law, as the Company and the Executive will no longer have a nexus to California shortly after the obligations under this Agreement take effect.

(f)	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(f). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(f) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(g)	Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon the Executive and the Executive’s estate, successors and assigns, and will inure to the benefit of the Covered Parties, and their respective successors and assigns. Each Covered Party may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person that acquires, in one or more transactions, at least a majority of the equity securities (whether by equity sale, merger or otherwise) of such Covered Party or all or substantially all of the assets of such Covered Party and its subsidiaries, taken as a whole, without obtaining the consent or approval of the Executive. The Executive agrees that the obligations of the Executive under this Agreement are personal and will not be assigned by the Executive. Each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

(h)	Construction. The Executive acknowledges that the Executive has been represented, or had the opportunity to be represented by, counsel of the Executive’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; (vii) references to “Affiliates” are limited in this Agreement to such Affiliates as to which the Executive can reasonably exercise control; and (viii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(j)	Effectiveness. This Agreement shall be binding upon the Executive upon the Executive’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. If the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

Executive:

/s/ Bradley Searle
Name:	Bradley Searle

The Company:
PSQ Holdings, Inc.

By:	/s/ Michael Seifert
Name:	Michael Seifert
Title:	Chief Executive Officer

[Signature Page to Employment Non-Competition and Non-Solicitation Agreement]

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